PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: John G. Yedinak
Chief Executive Officer
(708) 496-2188

February 3, 2003

UMBRELLA BANCORP, INC. ANNOUNCES SALE OF LOANS AND AGREEMENTS TO DISPOSE OF TWO RETAIL BRANCHES

     SUMMIT, ILLINOIS—February 3, 2003 (OTCBB: UMBR)—Consistent with Umbrella Bancorp, Inc.’s (the “Company”) previously announced plan, as disclosed in its Form 10-Q for the quarter ended September 30, 2002, the Company, through its wholly owned subsidiary UmbrellaBank, fsb, has recently taken several steps to decrease its total assets through the sale of loans and has entered into agreements with respect to the sale of its two retail branch offices. UmbrellaBank’s business plan, which was filed with its primary federal regulator for review and nonobjection, is designed to, among other things, achieve increased capital levels for the Company and UmbrellaBank (on a consolidated basis).

     On January 31, 2003, UmbrellaBank executed a Branch Sale Agreement to sell its branch office in Chicago, Illinois with approximately $6.7 million in deposits. On January 24, 2003, UmbrellaBank entered into a separate Branch Purchase and Assumption Agreement to sell its other branch office located in Dolton, Illinois with approximately $21.5 million in deposits. The completion of both branch sales are subject to various regulatory approvals and are expected to close in the first and second quarters of 2003, respectively. In connection with the sale of such branch offices, UmbrellaBank has filed an application with the Office of Thrift Supervision for the redesignation of its home and branch office in the River North area of Chicago, Illinois. The reduction in assets effectuated through the loan sales and the future reduction in liabilities that will be effectuated through the branch office dispositions were entered into as part of UmbrellaBank’s business plan for increasing its capital levels.

     John G. Yedinak, Chairman and Chief Executive Officer of Umbrella Bancorp, Inc., stated, “The decision to sell certain of our loans and our branch offices was a necessary step towards meeting our capital plan and improving shareholder value.”

     Umbrella Bancorp, Inc. is a holding company for UmbrellaBank, fsb, headquartered in Summit, Illinois. For additional information about UmbrellaBank, call John G. Yedinak at (708) 496-2188, or visit UmbrellaBank’s website at www.umbrellabank.com.

     Statements contained in this news release which are not historical facts are considered forward looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.